Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2003, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-100044) and related Prospectus of Apple Hospitality Five, Inc. (the “Company”) for the registration of 45,670,995 units, each of which consists of one Common Share and one Series A Preferred Share of the Company.

We also consent to the use of our report dated March 21, 2003, with respect to the financial statements of Westel Properties II, LTD included in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-100044) and related Prospectus of the Company for the registration of 45,670,995 units, each of which consists of one Common Share and one Series A Preferred Share of the Company.

We also consent to the use of our reports dated April 1, 2003, with respect to the financial statements of Three Homewood Suites included in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-100044) and related Prospectus of the Company for the registration of 45,670,995 units, each of which consists of one Common Share and one Series A Preferred Share of the Company.

/s/ Ernst & Young LLP

Richmond, Virginia

April 3, 2003